Exhibit 10.35

EXHIBIT C

Additional Terms—Michael A. Norona (the “Executive”)

The Executive and the Company agree that the following terms of the Company’s letter offering employment to the Executive, dated January 20, 2008, and executed by the Executive on January 30, 2008, shall continue in effect following the execution of the Agreement:

One Time Cash Bonus

The Company agrees to provide the Executive with a one time cash bonus to replace the bonus the Executive lost as a result of leaving his former employer. Payment will based on the Executive’s actual earned bonus and is expected to be in the range of $150,000 to $180,000 and will be paid on about May 1, 2008.

Annual Executive Physical

The Company agrees that during the Employment Term the employee benefits provided by the Company to the Executive shall include one Company-paid annual executive physical per year at the Mayo Clinic.

The Executive and the Company agree that, as of the date of this Agreement, the remaining obligations of the Company pursuant to the offer letter have been performed by the Company or have been incorporated into the Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed this Exhibit as of the effective date of the Agreement.

Advance Auto Parts, Inc.			Executive

By:		(SEAL)	Print Name: Michael A. Norona

Print Name:			Signature:

Title:			Address:

Address:	5008 Airport Road Roanoke, VA 24012